ANGEL OAK FINANCIAL STRATEGIES INCOME TERM TRUST 8-K

Exhibit 10.1

Execution Version

Angel Oak Financial Strategies Income Term Trust

Series A Mandatory Redeemable Preferred Shares

Securities Purchase Agreement

Dated as of May 22, 2026

-i-

-ii-

-iii-

Schedule A	—	Defined Terms

Schedule 4.4(a)	—	Form of Opinion of Special Counsel for the Company - omitted

Schedule 4.4(b)	—	Form of Opinion of Special Counsel for the Purchasers - omitted

Schedule 5.3	—	Disclosure Materials

Schedule 5.5	—	Financial Statements

Schedule 5.15	—	Existing Indebtedness Schedule

Schedule 5.19	—	Shares of Beneficial Interest

Purchaser Schedule	—	Information Relating to Purchasers - omitted

Exhibit 1	—	Form of Supplement - omitted

Exhibit 2	—	Form of Certificate Representing Series a MRP Shares - omitted

Exhibit 13.1	—	Legend

-iv-

Angel Oak Financial Strategies Income Term Trust

980 Hammond Drive

Suite 200

Atlanta, GA 30328

Email: [omitted]

Series A Mandatory Redeemable Preferred Shares

May 22, 2026

To Each of the Purchasers Listed in the Purchaser Schedule Hereto:

Ladies and Gentlemen:

Angel Oak Financial Strategies Income Term Trust, a Delaware statutory trust (the “Company”), agrees with each of the Purchasers as follows:

Section 1. Authorization of MRP Shares.

The Company will authorize the creation, issuance and sale of new capital stock as shares of one new series of preferred shares, $.001 par value per share with a liquidation preference of $25.00 per share, to be classified and designated as “Series A Mandatory Redeemable Preferred Shares” (the “MRP Shares”) liquidation preference $25.00 per share and to consist of 2,000,000 shares; provided that in no event shall the aggregate purchase price of the MRP Shares exceed $50,000,000. The MRP Shares will have the preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption set forth in the Supplement to Declaration of Trust relating to Series A Mandatory Redeemable Preferred Shares (the “Supplement”) describing the MRP Shares, in the form attached hereto as Exhibit 1. A true and correct copy of the Declaration of Trust dated June 14, 2018 (the “Declaration of Trust”) of the Company as currently in effect and prior to the adoption of the Supplement has heretofore been furnished to you by the Company. The MRP Shares will rank, as to preferences on payment of dividends or distribution of assets upon winding up, liquidation or dissolution, on a parity with shares of any other series of Preferred Shares and prior to any and all of the Common Shares or of any other class of shares of beneficial interest of the Company ranking junior to the Preferred Shares.

Certain capitalized and other terms used in this Agreement are defined in Schedule A and, for purposes of this Agreement, the rules of construction set forth in Section 22.5 shall govern.

Section 2. Sale and Purchase of MRP Shares.

Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, the number of shares of MRP Shares and of the series specified opposite such Purchaser’s name in the Purchaser Schedule at a price per share of $25.00. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder. The MRP Shares issued hereunder are each herein sometimes referred to as MRP Shares of a “series.”

Section 3. Closing.

The sale and purchase of the MRP Shares to be purchased by each Purchaser shall occur at the offices of Chapman and Cutler LLP, 320 South Canal Street, Chicago, Illinois 60606, at 10:00 a.m., Chicago time, at the closing (the “Closing”) on May 22, 2026 or on such other Business Day thereafter on or prior to May 26, 2026 as may be agreed upon by the Company and the Purchasers.

At the Closing the Company will deliver or cause to be delivered to each Purchaser the MRP Shares to be purchased by such Purchaser at the Closing as specified opposite such Purchaser’s name (or in the name of its nominee) in the Purchaser Schedule against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to [omitted]. If at the Closing the Company shall fail to tender such MRP Shares to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure by the Company to tender such MRP Shares or any of the conditions specified in Section 4 not having been fulfilled to such Purchaser’s satisfaction.

Section 4. Conditions to Closing.

Each Purchaser’s obligation to purchase and pay for the MRP Shares to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:

Section 4.1. Representations and Warranties. The representations and warranties of the Company in this Agreement shall be correct when made and at the time of the Closing.

Section 4.2. Performance; No Default; Compliance with Supplement. The Company shall have performed and complied with all agreements and conditions contained in this Agreement and the Supplement required to be performed or complied with by it prior to or at the Closing. Before and after giving effect to the issue and sale of the MRP Shares (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing.

Section 4.3. Compliance Certificates.

(a)  Officer’s Certificate. The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

(b)  Secretary’s Certificate. The Company shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of the Closing, certifying as to (i) the resolutions attached thereto and other trust proceedings relating to the authorization and execution of the Supplement, the authorization, issuance and sale of the MRP Shares and the authorization, execution and delivery of this Agreement and (ii) the Company’s organizational documents as then in effect.

Section 4.4. Opinions of Counsel. Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of the Closing (a) from Paul Hastings LLP, counsel for the Company, covering the matters set forth in Schedule 4.4(a) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinions to the Purchasers) and (b) from Chapman and Cutler LLP, the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Schedule 4.4(b) and covering such other matters incident to such transactions as such Purchaser may reasonably request.

Section 4.5. Purchase Permitted By Applicable Law, Etc. On the date of the Closing such Purchaser’s purchase of MRP Shares shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

Section 4.6. Sale of Other MRP Shares. Contemporaneously with the Closing the Company shall sell to each other Purchaser and each other Purchaser shall purchase the MRP Shares to be purchased by it at the Closing as specified in the Purchaser Schedule.

Section 4.7. Payment of Special Counsel Fees. Without limiting the provisions of Section 15.1, the Company shall have paid on or before the Closing the reasonable fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4, to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing.

Section 4.8. Private Placement Number. A Private Placement Number issued by the PPN CUSIP Unit of CUSIP Global Services (in cooperation with the SVO) shall have been obtained for the MRP Shares.

Section 4.9. Changes in Structure. The Company shall not have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

Section 4.10. Funding Instructions. (a)At least five (5) Business Days prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3 including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the MRP Shares is to be deposited, which account shall be fully opened and able to receive micro deposits in accordance with this Section 4.10 at least five (5) Business Days prior to the date of Closing and (iv) contact information of a representative at the transferee bank and a representative at the Company available to confirm such instructions by telephone and e-mail.

(b) Each Purchaser has the right, but not the obligation, upon written notice (which may be by email) to the Company, to elect to deliver a micro deposit (less than $50.00) to the account identified in the written instructions no later than two (2) Business Days prior to Closing. If a Purchaser delivers a micro deposit, a Responsible Officer must verbally verify the receipt and amount of the micro deposit to such Purchaser on a telephone call initiated by such Purchaser prior to Closing. The Company shall not be obligated to return the amount of the micro deposit, nor will the amount of the micro deposit be netted against the Purchaser’s purchase price of the MRP Shares.

(c) At least two (2) Business Days prior to the date of the Closing, if requested by a Purchaser, a Responsible Officer of the Company shall have confirmed such written instructions in a live video conference call made available to the Purchasers.

Section 4.11. Offeree Letter. UBS Investment Bank shall have delivered to the Company, its counsel and the counsel referred to in Section 4.4(b) an offeree letter, in form and substance satisfactory to the Company and its counsel and Purchasers’ Special Counsel, confirming the manner of the offering of the MRP Shares by such entity and the number of offerees.

Section 4.12. Rating of MRP Shares. The MRP Shares shall have been given a public debt rating of no less than “A3” by Moody's Investors Service, Inc. prior to the date of issuance thereof (which shall include the information described in Section 9.7).

Section 4.13. Supplement. The Board of Trustees of the Company shall have duly adopted the Supplement and the Supplement shall have been duly executed, all in compliance with the applicable provisions of the Delaware Statutory Trust Act, and the Supplement shall constitute a legal and valid supplement to the Declaration of Trust of the Company.

Section 4.14. Proceedings and Documents. All trust and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request and shall receive such information as may be reasonably necessary to complete any Holder Forms.

Section 4.15. Consent of Holders of Other Securities. On the date of such Closing, any consents or approvals required to be obtained from any holder or holders of any outstanding Securities of the Company which shall be necessary to permit the consummation of the transactions contemplated hereby shall have been obtained and all such consents or approvals shall be reasonably satisfactory in form and substance to the Purchasers and their special counsel.

Section 5. Representations and Warranties of the Company.

The Company represents and warrants to each Purchaser that:

Section 5.1. Organization; Power and Authority. The Company has been duly formed, is validly existing as a statutory trust and is in good standing under the laws of the State of Delaware, and is duly qualified as a foreign trust and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the trust power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement, to execute the Supplement, to create, issue and sell the MRP Shares and to perform the provisions hereof and thereof. Any approvals by the shareholders or trustees of the Company required by law, the Declaration of Trust (including the Supplement) or Bylaws of the Company or otherwise have been duly obtained. The Company is a closed-end management investment company as such term is used in the 1940 Act.

Section 5.2. Authorization, Etc. This Agreement, the Supplement and the MRP Shares have been duly authorized by all necessary trust action on the part of the Company and its trustees, and each of this Agreement and the Supplement constitutes, and upon execution and delivery thereof each MRP Share will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Supplement, when duly executed shall constitute a legal and valid part of the Declaration of Trust of the Company.

Section 5.3. Disclosure. The Company, through its agent, UBS Investment Bank, has delivered to each Purchaser a copy of a Presentation, dated April 2026 (the “Presentation”), relating to the transactions contemplated hereby. This Agreement, the Presentation, the financial statements listed in Schedule 5.5 and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company, prior to May 1, 2026 in connection with the transactions contemplated hereby and identified in Schedule 5.3 (this Agreement, the Presentation and such documents, certificates or other writings and such financial statements delivered to each Purchaser being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Disclosure Documents, since January 31, 2026, there has been no change in the financial condition, operations, business or properties of the Company except changes that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.4. No Subsidiaries. The Company has no Subsidiaries as of the date of the Closing.

Section 5.5. Financial Statements; Material Liabilities. The Company has delivered to each Purchaser copies of the financial statements of the Company listed on Schedule 5.5. All of such financial statements (including in each case the related schedules and notes) fairly present in all material respects the financial position of the Company as of the respective dates specified in such Schedule and the results of its operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). The Company does not have any Material liabilities that are not disclosed in the Disclosure Documents.

Section 5.6. Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by the Company of this Agreement, the execution of the Supplement, and the creation, issuance and sale of the MRP Shares will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter, declaration of trust, regulations or by-laws, shareholders agreement, limited liability company operating agreement or any other Material agreement, organizational document or instrument to which the Company is bound or by which the Company or any of its properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to the Company or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company, including, without limitation, the Securities Act and the 1940 Act.

Section 5.7. Governmental Authorizations, Etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement, the execution of the Supplement or the creation, issuance and sale of the MRP Shares.

Section 5.8. Litigation; Observance of Statutes and Orders. (a) There are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any property of the Company in any court or before any arbitrator of any kind or before or by any Governmental Authority that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The Company is not in violation of any order, judgment, decree or ruling of any court, any arbitrator of any kind or any Governmental Authority and is not in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority (including Environmental Laws, the USA PATRIOT Act or any of the other laws and regulations that are referred to in Section 5.16), which violation would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.9. Taxes. The Company has filed all tax returns that are required to have been filed in any jurisdiction, and has paid all taxes shown to be due and payable on such returns and all other taxes and assessments payable by them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which, individually or in the aggregate, is not Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company has established adequate reserves in accordance with GAAP. The charges, accruals and reserves on the books of the Company in respect of federal, state or other taxes for all fiscal periods are adequate. The U.S. federal income tax liabilities of the Company have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended January 31, 2026.

Section 5.10. Title to Property; Leases. The Company has good and sufficient title to its Material properties, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company after such date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement, except for those defects in title and Liens that, individually or in the aggregate, would not have a Material Adverse Effect. All Material leases are valid and subsisting and are in full force and effect in all material respects.

Section 5.11. Licenses, Permits, Etc. The Company owns or possesses all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others, except for those conflicts that, individually or in the aggregate, would not have a Material Adverse Effect.

Section 5.12. Compliance with Employee Benefit Plans. Neither the Company nor any ERISA Affiliate maintains, contributes to or is obligated to maintain or contribute to, or has, at any time in the past six years, maintained, contributed to or been obligated to maintain or contribute to, any employee benefit plan which is subject to Title I or Title IV of ERISA or Section 4975 of the Code. Neither the Company nor any ERISA Affiliate is, or has ever been at any time within the past six years, a “party in interest” (as defined in section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975 of the Code) with respect to any such plan. The Company does not have any Non-U.S. Plans.

Section 5.13. Private Offering by the Company. Neither the Company nor anyone acting on its behalf has offered the MRP Shares or any similar Securities (other than the 2026 Notes) for sale to, or solicited any offer to buy the MRP Shares or any similar Securities from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers, which have been offered the MRP Shares at a private sale for investment. Neither the Company nor anyone acting on its behalf has, with respect to the MRP Shares, engaged in any form of “general solicitation or general advertising,” as defined under Rule 502(c) of the Securities Act. The Company has provided each Purchaser an opportunity to discuss with the Company’s management the financial statements delivered pursuant to Section 5.5, as well as the Company’s business, management, financial affairs and the terms and conditions of the offering of the MRP Shares. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the MRP Shares to the registration requirements of section 5 of the Securities Act or to the registration requirements of any Securities or blue sky laws of any applicable jurisdiction, including the jurisdiction that governs the Company’s internal affairs.

Section 5.14. Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the MRP Shares hereunder as permitted under the 1940 Act, including making new portfolio investments, to repay outstanding indebtedness, and for general fund purposes. Each Purchaser’s purchase of the MRP Shares specified under this Agreement will not cause a violation of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), Regulation X of said Board (12 CFR 224) or Regulation T of said Board (12 CFR 220).

Section 5.15. Existing Indebtedness. (a) Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Company as of May 12, 2026 (including descriptions of the obligors and obligees, principal amounts outstanding, any collateral therefor and any Guaranty thereof) since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company. The Company is not in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company and no event or condition exists with respect to any Indebtedness of the Company the outstanding principal amount of which exceeds $5,000,000 that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b) The Company is not a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company, any agreement relating thereto or any other agreement or statute (including, but not limited to, its certificate of trust, declaration of trust or any other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company, except for the 1940 Act or as specifically indicated in Schedule 5.15.

Section 5.16. Foreign Assets Control Regulations, Etc. (a) Neither the Company nor any Controlled Entity (i) is a Blocked Person, (ii) has been notified that its name appears or may in the future appear on a State Sanctions List or (iii) is a target of sanctions that have been imposed by the United Nations, the European Union or the United Kingdom.

(b)  Neither the Company nor any Controlled Entity (i) has violated, been found in violation of, or been charged or convicted under, any applicable Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws or (ii) to the Company’s knowledge, is under investigation by any Governmental Authority for possible violation of any Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.

(c)  No part of the proceeds from the sale of the MRP Shares hereunder:

(i) constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person, (B) for any purpose that would cause any Purchaser to be in violation of any Economic Sanctions Laws or (C) otherwise in violation of any Economic Sanctions Laws;

(ii) will be used, directly or indirectly, in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Money Laundering Laws; or

(iii) will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Corruption Laws.

(d)  The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable Economic Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.

Section 5.17. Status under Certain Statutes. The Company is subject to regulation under the 1940 Act. The Company is, and immediately after giving effect to the issuance of the MRP Shares and the 2026 Notes will be, in compliance with the 1940 Act, including, but not limited to, all leverage provisions specified in the 1940 Act. The Company is not subject to regulation under the Public Utility Holding Company Act of 2005, the ICC Termination Act of 1995, or the Federal Power Act.

Section 5.18. Ranking of Obligations. The Company’s obligations with respect to payment of dividends and distributions of assets upon dissolution, liquidation or winding up of the affairs of the Company in respect of the MRP Shares will, upon issuance thereof, rank senior to all Common Shares of the Company and pari passu, without preference or priority, with all other Preferred Shares of the Company.

Section 5.19. Shares of Beneficial Interest. The Company is authorized to issue an unlimited number of shares of beneficial interest and the outstanding shares of beneficial interest of the Company as of the dates set forth in Schedule 5.19 attached hereto. All of the outstanding shares of beneficial interest of the Company have been validly issued and are fully paid and non-assessable and are subject to no liens and encumbrances, other than as set forth in said Schedule 5.19. The shareholders of the Company are not entitled to any preemptive rights with respect to the Common Shares, the MRP Shares or other shares of beneficial interest of the Company. The Company has no outstanding warrants, options, convertible Securities or preemptive or other rights for the purchase, nor is it a party to or is it bound by any agreement or other instrument restricting or affecting the issuance, of shares of beneficial interest of the Company other than the Company’s Declaration of Trust. The MRP Shares which are to be issued and sold on the date of the Closing, when issued and delivered against payment therefor in accordance with this Agreement, will be duly authorized and validly issued, fully paid and non-assessable and will have the preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption as are set forth in the Declaration of Trust and the laws of the State of Delaware.

Section 5.20. Restrictions on Creation of MRP Shares and Distributions. (a) The Company is not a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company, any agreement relating thereto or any other agreement (including, but not limited to, its charter, declaration of trust or other organizational document) which limits the amount of, or otherwise imposes restrictions on the creation or issuance of MRP Shares of the Company, other than this Agreement and the Declaration of Trust.

(b)  The Company is not a party to or bound by any contract, indenture, agreement, instrument, order of any court, or governmental agency rule or regulation (other than the 1940 Act), or any note, debenture, bond, or other security, which contains provisions expressly limiting or restricting payments by the Company on or in respect of shares of its beneficial interests of any class, including, without limitation, the Company’s right and obligation to declare and pay dividends on the MRP Shares and to make mandatory and optional redemption of shares of the MRP Shares pursuant to the provisions of the Declaration of Trust other than this Agreement. The Company is subject to the Delaware Statutory Trust Act and the Declaration of Trust which impose limitations on the declaration and payment of dividends and other distributions and the redemption of the MRP Shares.

Section 6. Representations of the Purchasers.

Section 6.1. Purchase for Investment.

(a)  Each Purchaser severally represents that (i) it is an “accredited investor” within the meaning of Rule 501(a)(1), (2), (3), (7) or (9) of Regulation D of the Securities Act and it is purchasing the MRP Shares for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control and (ii) it has (or its investment manager or investment advisor has) knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of its investment in the MRP Shares and it is able to bear the economic risk of holding the MRP Shares for an indefinite period of time. Each Purchaser understands that the MRP Shares have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the MRP Shares nor does it intend to do so and, in any event, a Purchaser shall only reoffer or resell the MRP Shares purchased by it in accordance with any available exemption from the requirements of Section 5 of the Securities Act, except as aforesaid. Each Purchaser also severally represents that the Company has provided such Purchaser an opportunity to discuss with the Company’s management the financial statements delivered pursuant to Section 5.5, as well as the Company’s business, management, financial affairs and the terms and conditions of the offering of the MRP Shares.

(b)  Each Purchaser is duly authorized to enter into this Agreement, and the person signing this Agreement on behalf of the Purchaser is authorized to do so, under all applicable governing documents (e.g., partnership agreement, trust instrument, pension plan, certificate of incorporation, bylaws, or operating agreement). This Agreement constitutes a legal, valid and binding agreement of the Purchaser enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 6.2. Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the MRP Shares to be purchased by such Purchaser hereunder:

(a)  the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b)  the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c)  the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d)  the Source constitutes assets of an “investment fund” (within the meaning of Section VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Section VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Sections I(c), I(g) (regarding eligibility), and I(k) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Section VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d); or

(e)  the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f)  the Source is a governmental plan; or

(g)  the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h)  the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

Section 7. Information as to the Company.

Section 7.1. Financial and Business Information. The Company shall deliver or cause to be delivered to each holder of MRP Shares that is an Institutional Investor:

(a)  Quarterly Statements — within sixty (60) days (or such shorter period as is the date that is fifteen (15) days greater than the period applicable to the filing of the Company’s Quarterly Report on Form 10-Q (the “Form 10-Q”) with the SEC regardless of whether the Company is subject to the filing requirements thereof) after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

(i)  an unaudited balance sheet of the Company as at the end of such quarter, and

(ii)  unaudited statements of operations and changes in net assets of the Company, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments;

(b)  Annual Statements — within one-hundred five (105) days (or such shorter period as is the date that is fifteen (15) days greater than the period applicable to the filing of the Company’s Annual Report on Form 10-K (the “Form 10-K”) with the SEC regardless of whether the Company is subject to the filing requirements thereof) after the end of each fiscal year of the Company, duplicate copies of

(i)  a balance sheet and schedule of investments of the Company as at the end of such year, and

(ii)  statements of operations and changes in net assets of the Company for such year,

setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon (without a “going concern” or similar qualification or exception and without any qualification or exception as to the scope of the audit on which such opinion is based except for any “going concern” or similar exception resulting from the impending maturity of any indebtedness or any prospective breach of a financial covenant) of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances;

(c)	SEC and Other Reports — promptly upon their becoming available:

(i)  one copy of each quarterly or annual financial statement, each regular or periodic report sent to the Company’s stockholders, each notice sent to the Company’s stockholders, each proxy statement and similar document filed with the SEC, each registration statement that shall have become effective (without exhibits except as expressly requested by such holder) and each final prospectus and all amendments thereto filed by the Company with the SEC, and

(ii)  if requested by any holder of MRP Shares, each financial statement, report or notice sent by the Company to its principal lending banks as a whole (excluding information sent to such banks in the ordinary course of administration of a bank facility, such as information relating to pricing and borrowing availability) or to any NRSRO.

(d)  Notice of Default or Event of Default — promptly, and in any event within five (5) Business Days after a Responsible Officer becoming aware of the existence of any Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(e)  Employee Benefits Matters — promptly, and in any event within five (5) Business Days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(i)  with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof;

(ii)  the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan;

(iii)  any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, would reasonably be expected to have a Material Adverse Effect; or

(iv)  receipt of notice of the imposition of a Material financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans;

(f)  Resignation or Replacement of Auditors — within ten (10) days following the date on which the Company’s auditors resign or the Company elects to change auditors, as the case may be, notification thereof. together with such further information as the Required Holders may request; provided that, the Company shall be deemed to have made such delivery of such notification if it shall have timely filed an 8-K with the SEC reporting such change; and

(g)  NRSRO Rating — upon receipt from any NRSRO currently rating the MRP Shares of evidence of such rating (or change thereto), the Company shall deliver such evidence to the holders of the MRP Shares and with reasonable promptness copies of a private rating rationale report (to the extent a rating is a private rating) and any other rating agency reports or models, if any, received from any NRSRO. The evidence required to be delivered pursuant to this clause (g) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which documents are electronically mailed to the holder of MRP Shares; and

(h)  Notice of Issuance or Redemption – promptly, and in any event within three (3) Business Days after an issuance or redemption of Preferred Shares, a written notice describing such issuance or redemption and confirming the amount of outstanding Preferred Shares after giving effect to such issuance or redemption; and

(i)  Requested Information – with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company (including actual copies of the Company’s Form 10-Q and Form 10-K) or relating to the ability of the Company to perform its obligations hereunder, under the Supplement and under the MRP Shares as from time to time may be reasonably requested by any such holder of a MRP Share (including (x) information readily available to the Company explaining the Company’s financial statements if such information has been requested by the SVO in order to assign or maintain a designation of the MRP Shares and (y) any “know your customer” information in connection with periodic updates or confirmation of information, significant events or changes to the Company’s or obligor group’s organizational structure (including changes in equity ownership or any acquisition of any interest in any other entity) for the purpose of completing a due diligence review or verifying compliance with Economic Sanctions Laws and any such information as may be reasonably necessary to complete any Holder Forms.

Section 7.2. Officer’s Certificate. Each set of financial statements delivered to a holder of MRP Shares pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer:

(a)  Covenant Compliance — setting forth the information from such financial statements that is required in order to establish whether the Company was in compliance with the requirements of Sections 3(a)(ii), Section 3(a)(iii), Section 3(a)(vi) and Section 7 of the Supplement and any additional provisions added pursuant to Section 3(i) of the Supplement during the quarterly or annual period covered by the financial statements then being furnished, (including with respect to each such provision that involves mathematical calculations, the information from such financial statements that is required to perform such calculations) and detailed calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence. In the event that the Company has made an election to measure any financial liability using fair value (which election is being disregarded for purposes of determining compliance with this Agreement pursuant to Section 22.2) as to the period covered by any such financial statement, such Senior Financial Officer’s certificate as to such period shall include a reconciliation from GAAP with respect to such election; and

(b)  Event of Default — certifying that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

Section 7.3. Visitation. The Company shall permit the representatives of each holder of MRP Shares that is an Institutional Investor:

(a)  No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company to discuss the affairs, finances and accounts of the Company with the Company’s officers; and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company, not more than twice each calendar year; and

(b)  Default — if a Default or an Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company, to examine all its books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company), all at such times and as often as may be reasonably requested.

Section 7.4. Electronic Delivery. Financial statements, opinions of independent certified public accountants, other information and Officer’s Certificates that are required to be delivered by the Company pursuant to Sections 7.1(a), (b) or (c) and Section 7.2 shall be deemed to have been delivered if the Company satisfies any of the following requirements with respect thereto:

(a)  such financial statements satisfying the requirements of Section 7.1(a) or (b) and related Officer’s Certificate satisfying the requirements of Section 7.2 and any other information required under Section 7.1(c) are delivered to each holder of a MRP Share by e-mail at the e-mail address set forth in such holder’s Purchaser Schedule or as communicated from time to time in a separate writing delivered to the Company;

(b)  the Company shall have timely filed such Form 10–Q or Form 10–K, satisfying the requirements of Section 7.1(a) or Section 7.1(b), as the case may be, with the SEC on EDGAR and shall have made such form and the related Officer’s Certificate satisfying the requirements of Section 7.2 available on its home page on the internet, which is located at http://angeloakcapital.com/fins as of the date of this Agreement;

(c)  such financial statements satisfying the requirements of Section 7.1(a) or Section 7.1(b) and related Officer’s Certificate(s) satisfying the requirements of Section 7.2 and any other information required under Section 7.1(c) are timely posted by or on behalf of the Company on Intralinks or on any other similar website to which each holder of MRP Shares has free access; or

(d)  the Company shall have timely filed any of the items referred to in Section 7.1(c) with the SEC on EDGAR and shall have made such items available on its home page on the internet or on Intralinks or on any other similar website to which each holder of MRP Shares has free access in downloadable, printable form;

provided however, that in no case shall access to such financial statements, other information and Officer’s Certificates be conditioned upon any waiver, clickwrap agreement or other agreement, or consent (other than confidentiality provisions consistent with Section 20 of this Agreement); provided further, that in the case of any of clauses (b), (c) or (d), the Company shall have given each holder of a MRP Share prior written notice, which may be by e-mail or in accordance with Section 18, of such posting or filing in connection with each delivery, and provided further, that upon request of any holder to receive paper copies of such forms, financial statements, other information and Officer’s Certificates or to receive them by e-mail, the Company will promptly e-mail them or deliver such paper copies, as the case may be, to such holder.

Section 8. Redemption of the MRP Shares.

The Company will not, directly or indirectly, through any Affiliate or otherwise, purchase, redeem or retire, or make any offer to purchase, redeem or retire, any shares of the MRP Shares other than pursuant to and in accordance with the applicable provisions of the Supplement.

Section 9. Affirmative Covenants.

The Company covenants that so long as any of the MRP Shares are outstanding:

Section 9.1. Compliance with Laws. Without limiting Section 10.3, the Company will comply with all laws, ordinances or governmental rules or regulations to which it is subject (including ERISA, Environmental Laws, the USA PATRIOT Act and the other laws and regulations that are referred to in Section 5.16) and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of its properties or to the conduct of its businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Without limiting the foregoing, the Company shall remain in material compliance, at all times with the 1940 Act, including, but not limited to, all leverage provisions specified in the 1940 Act.

Section 9.2. Insurance. The Company will maintain with financially sound and reputable insurers, insurance with respect to its properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

Section 9.3. Maintenance of Properties. The Company will maintain and keep, or cause to be maintained and kept, its properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section 9.3 shall not prevent the Company from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.4. Payment of Taxes. The Company will file all income tax or similar tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges or levies payable by it, to the extent the same have become due and payable and before they have become delinquent, provided that the Company need not pay any such tax, assessment, charge or levy if (i) the amount, applicability or validity thereof is contested by the Company on a timely basis in good faith and in appropriate proceedings, and the Company has established adequate reserves therefor in accordance with GAAP on the books of the Company or (ii) the nonpayment of all such taxes, assessments, charges and levies would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.5. Statutory Trust Existence, Etc. Subject to Section 10.2, the Company will at all times preserve and keep its statutory trust existence in full force and effect. Subject to Section 10.2, the Company will at all times preserve and keep in full force and effect all rights and franchises of the Company unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such statutory trust existence, right or franchise would not, individually or in the aggregate, have a Material Adverse Effect.

Section 9.6. Books and Records. The Company will maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company.

Section 9.7. Current Rating on the MRP Shares. To the extent that a NRSRO is currently rating the MRP Shares, evidence of any current rating by a NRSRO currently rating the MRP Shares (which may be in the form of a report, a letter, any combination of the foregoing or similar communication) shall (a) refer to the Private Placement Number issued by the PPN CUSIP Unit of CUSIP Global Services (in cooperation with the SVO) in respect of the MRP Shares, (b) not include any prohibition against a holder sharing such evidence with the SVO or any other regulatory authority having jurisdiction over such holder, (c) be delivered by the Company to the holders at least annually (on or before the anniversary of the date of the Closing) and promptly upon a change in rating and (d) a private rating letter rationale report (to the extent a rating is a private rating) and any other information or details requested by the SVO or any other regulatory authority having jurisdiction over the MRP Shares.

Section 9.8. Ranking of MRP Shares. The rights of the MRP Shares with respect to payment of dividends and distribution of assets upon dissolution, liquidation or winding up of the affairs of the Company will rank senior to all Common Shares of the Company and pari passu with all other Preferred Shares of the Company.

Section 9.9. Maintenance of Status. The Company will remain a closed-end company registered with the SEC under the 1940 Act. The Company will also invest at least 80% of its Total Assets in the securities of financial institutions (measured at the time of purchase). The Company will at all times comply in all material respects with the Investment Policies and Restrictions. The Company will not permit any of the Investment Policies and Restrictions that may not be changed without shareholder approval, including but not limited to the Company’s “Fundamental Investment Restrictions” as set forth in its Statement of Additional Information, to be changed from those in effect on the date of this Agreement without the prior written consent of the Required Holders, which consent shall not be unreasonably withheld.

Section 9.10. Payment. The Company shall redeem all MRP Shares at the MRP Shares Liquidation Preference Amount (as defined in the Supplement) plus an amount equal to the accumulated but unpaid dividends and other distributions on the MRP Shares, plus the Make-Whole Amount, if any, (as defined in the Supplement) and any other amounts due hereunder to the holders of MRP Shares prior to any winding up, dissolution or termination of the Company.

Section 10. Negative Covenants.

The Company covenants that so long as any of the MRP Shares are outstanding:

Section 10.1. Transactions with Affiliates. The Company will comply with the 1940 Act provisions, rules and regulations relating to transactions (including the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate and such transactions shall be pursuant to the reasonable requirements of the Company’s business and upon terms fair and reasonable to the Company.

Section 10.2. Merger, Consolidation, Etc. The Company will not consolidate with or merge with any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person unless:

(a)  the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, division, transfer or lease all or substantially all of the assets of the Company as an entirety, as the case may be, shall be a solvent corporation or limited liability company or statutory trust organized and existing under the laws of the United States or any state thereof (including the District of Columbia), and, if the Company is not such corporation or limited liability company or statutory trust, (i) such corporation or limited liability company or statutory trust shall have executed and delivered to each holder of any MRP Shares its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement, the Supplement and the MRP Shares and (ii) such corporation or limited liability company or statutory trust shall have caused to be delivered to each holder of any MRP Shares an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof; and

(b)  immediately before and immediately after giving effect to such transaction or each transaction in any such series of transactions, no Default or Event of Default shall have occurred and be continuing.

No such conveyance, transfer or lease of substantially all of the assets of the Company shall have the effect of releasing the Company, or any successor corporation or limited liability company or statutory trust that shall theretofore have become such in the manner prescribed in this Section 10.2, from its liability under this Agreement, the Supplement or the MRP Shares.

Section 10.3. Economic Sanctions, Etc. The Company will not, and will not permit any Controlled Entity to (a) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or (b) directly or indirectly have any investment in or engage in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the MRP Shares) with any Person if such investment, dealing or transaction (i) would cause any holder or any affiliate of such holder to be in violation of, or subject to sanctions under, any law or regulation applicable to such holder, or (ii) is prohibited by or subject to sanctions under any Economic Sanctions Laws.

Section 10.4. No Subsidiaries. The Company will not at any time have any Subsidiaries.

Section 11. Default and Remedies.

(a)  If the Company shall Default, it shall, promptly after any officer of the Company obtains knowledge of such Default, give notice thereof to all holders of outstanding shares of MRP Shares, such notice to be in writing and sent in the manner provided in Section 18.

(b)  If any Default has occurred and is continuing and such Default is not remedied within five (5) days (for any monetary Default) and within thirty (30) days (for any non-monetary Default) after the earlier of (i) the day on which a Responsible Officer of the Company first obtains knowledge of such Default or (ii) the day on which a written notice thereof is given to the Company by the holder of any MRP Shares (an “Event of Default”), the Required Holders may proceed to protect and enforce any or all of the rights and remedies of the holders of the MRP Shares resulting from such failure, by suit in equity or action at law or by other appropriate proceeding.

(c)  The holders of the MRP Shares shall have the rights and remedies provided in the Supplement as a result of any failure by the Company to comply with the terms and conditions thereof.

(d)  Without limiting the obligations of the Company under Section 15, the Company further agrees, to the extent not prohibited by law, to pay, on the holder’s demand, such amounts as shall be sufficient to cover all costs and expenses of the holder incurred in any enforcement under this Section 11.

(e)  No course of dealing and no delay on the part of any holder of any MRP Shares in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement, the Supplement or any MRP Shares upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of the MRP Shares on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including reasonable attorneys’ fees, expenses and disbursements.

Section 12. Reserved.

Section 13. Registration; Exchange; Substitution of Certificates Representing MRP Shares.

Section 13.1. Registration of MRP Shares. Each Purchaser and each subsequent holder of the MRP Shares severally acknowledges and agrees that any MRP Shares received in connection with this Agreement will bear the legend set forth on Exhibit 13.1. The Company shall keep at its principal executive office a register for the registration and registration of transfers of MRP Shares (the “MRPS Register”). The name and address of each holder of one or more MRP Shares, each transfer thereof and the name and address of each transferee of one or more MRP Shares shall be registered in such MRPS Register. If any holder of one or more MRP Shares is a nominee, then (a) the name and address of the beneficial owner of such MRP Share or MRP Shares shall also be registered in such MRPS Register as an owner and holder thereof and (b) at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement. Prior to due presentment for registration of transfer, the Person in whose name any MRP Shares shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of MRP Shares that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders and beneficial owners of MRP Shares, as recorded in the MRPS Register.

Section 13.2. Transfer and Exchange of MRP Shares. Upon surrender of any certificate representing MRP Shares to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such MRP Shares or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such MRP Shares or part thereof), within ten (10) Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new MRP Shares (as requested by the holder thereof) in exchange therefor, in an aggregate MRP Liquidation Preference Amount equal to the unpaid MRP Liquidation Preference Amount of the surrendered MRP Shares. Each such new certificate representing MRP Shares shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 2. Each such new certificate representing any MRP Shares shall be dated the date of the issuance of such new certificate and the holder thereof shall be entitled to receive cash dividends with respect thereto in accordance with the Supplement. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of MRP Shares. Any transferee, by its acceptance of a MRP Share registered in its name (or the name of its nominee), shall be deemed (i) to have made the representation set forth in Section 6 of this Agreement and (ii) to have agreed to the confidentiality provisions set forth in Section 20 of this Agreement.

Section 13.3. Replacement of Certificates Representing MRP Shares. Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any certificates representing MRP Shares (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such certificates representing MRP Shares is, or is a nominee for, an original Purchaser or another holder of a MRP Share with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or (b) in the case of mutilation, upon surrender and cancellation thereof, within ten (10) Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new certificate evidencing such MRP Shares of the same Series, dated and entitled to receive cash dividends from the date to which cash dividends shall have been paid on such lost, stolen, destroyed or mutilated certificates representing MRP Shares or dated the date of such lost, stolen, destroyed or mutilated certificates representing MRP Shares if no dividends shall have been paid thereon.

Section 14. Payments on MRP Shares.

Section 14.1. Place of Payment. Subject to Section 14.2, payments of all amounts with respect to any MRP Shares (whether as dividends, upon redemption of shares or otherwise) shall be made in New York, New York at the principal office of U.S. Bank, N.A. in such jurisdiction. The Company may not at any time, change the place of payment of the MRP Shares without the prior written consent of the Required Holders.

Section 14.2. Payment by Wire Transfer. So long as any Purchaser or its nominee shall be the holder of any MRP Shares, and notwithstanding anything contained in Section 14.1 or in the terms of such MRP Shares to the contrary, the Company will pay all sums becoming due on such MRP Shares (whether as dividends, upon redemption of shares or otherwise) by the method and at the address specified for such purpose below such Purchaser’s name in the Purchaser Schedule, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of any certificate for such MRP Shares or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after full redemption of such MRP Shares, such Purchaser shall surrender any certificate for such MRP Shares for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any MRP Shares purchased by a Purchaser under this Agreement and that has made the same agreement relating to such MRP Shares as the Purchasers have made in this Section 14.2.

Section 14.3. FATCA Information. By acceptance of any MRP Shares, the holder of such MRP Shares agrees that such holder will with reasonable promptness, upon the reasonable request of the Company, duly complete and deliver to the Company, or to such other Person as may be reasonably requested by the Company, from time to time (a) in the case of any such holder that is a United States Person, such holder’s United States tax identification number or other Forms reasonably requested by the Company necessary to establish such holder’s status as a United States Person under FATCA and as may otherwise be necessary for the Company to comply with its obligations under FATCA and (b) in the case of any such holder that is not a United States Person, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be necessary for the Company to comply with its obligations under FATCA and to determine that such holder has complied with such holder’s obligations under FATCA or to determine the amount (if any) to deduct and withhold from any such payment made to such holder. Nothing in this Section 14.3 shall require any holder to provide information that is confidential or proprietary to such holder unless the Company is required to obtain such information under FATCA and, in such event, the Company shall treat any such information it receives as confidential.

Section 15. Expenses, Etc.

Section 15.1. Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers and each other holder of an MRP Share in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Supplement or the MRP Shares (whether or not such amendment, waiver or consent becomes effective), including: (a) the reasonable costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Supplement or the MRP Shares or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Supplement or the MRP Shares, or by reason of being a holder of any MRP Shares, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or in connection with any work-out or restructuring of the transactions contemplated hereby, by the Supplement and by the MRP Shares and (c) the costs and expenses incurred in connection with the initial filing of this Agreement, the Supplement and all related documents and financial information with the SVO provided, that such costs and expenses under this clause (c) shall not exceed $3,500 per Series. If required by the NAIC, the Company shall obtain and maintain at its own cost and expense a Legal Entity Identifier (LEI).

The Company will pay, and will save each Purchaser and each other holder of a MRP Share harmless from, (i) all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the MRP Shares), (ii) any and all wire transfer fees that any bank or other financial institution deducts from any payment under such MRP Share to such holder or otherwise charges to a holder of an MRP Share with respect to a payment under such MRP Share and (iii) any judgment, liability, claim, order, decree, fine, penalty, cost, fee, expense (including reasonable attorneys’ fees and expenses) or obligation resulting from the consummation of the transactions contemplated hereby, including the use of the proceeds of the MRP Shares by the Company.

Section 15.2. Certain Taxes. The Company agrees to pay all stamp, documentary or similar taxes or fees which may be payable in respect of the execution and delivery or the enforcement of this Agreement, the Supplement or the execution and delivery (but not the transfer) or the enforcement of any of the MRP Shares in the United States or any other jurisdiction where the Company has assets or of any amendment of, or waiver or consent under or with respect to, this Agreement, the Supplement or of any of the MRP Shares, and to pay any value added tax due and payable in respect of reimbursement of costs and expenses by the Company pursuant to this Section 15, and will save each holder of MRP Shares to the extent permitted by applicable law harmless against any loss or liability resulting from nonpayment or delay in payment of any such tax or fee required to be paid by the Company hereunder.

Section 15.3. Survival. The obligations of the Company under this Section 15 will survive the payment or transfer of any MRP Shares, the enforcement, amendment or waiver of any provision of this Agreement, the Supplement or the MRP Shares, and the termination of this Agreement.

Section 16. Survival of Representations and Warranties; Entire Agreement.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement, the execution of the Supplement, the issuance and sale of the MRP Shares, the purchase or transfer by any Purchaser of any MRP Shares or portion thereof or interest therein and the redemption of any MRP Shares, and may be relied upon by any subsequent holder of MRP Shares, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of MRP Shares. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement, the Supplement and the MRP Shares embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

Section 17. Amendment and Waiver.

Section 17.1. Requirements. This Agreement and the Supplement may be amended, and the observance of any term hereof may be waived (either retroactively or prospectively), only with the written consent of the Company and the Required Holders, except that:

(a)  no amendment or waiver of any of Sections 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser or holder of MRP Shares unless consented to by such holder of MRP Shares or such Purchaser in writing; and

(b)  no amendment or waiver may, without the written consent of each Purchaser and the holder of each MRP Share at the time outstanding, (i) change the amount or time of any redemption, prepayment or payment on the MRP Liquidation Preference Amount or reduce the rate or change the time of redemption or payment or method of computation of the Applicable Rate, Default Rate or Dividend Rate (each as defined in the Supplement) on the MRP Shares or the Make-Whole Amount, (ii) change the percentage of the aggregate MRP Liquidation Preference Amount of the MRP Shares the holders of which are required to consent to any amendment or waiver, or (iii) amend any of Section 2 or 3 of the Supplement or Section 11, 12, 17 or 20 of this Agreement.

Each holder of MRP Shares shall be entitled to one vote for each MRP Share held on each matter submitted to a vote of the shareholders of the Company.

Section 17.2. Solicitation of Holders of MRP Shares.

(a)  Solicitation. The Company will provide each holder of a MRP Share with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder of a MRP Share to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Supplement. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding MRP Shares promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of MRP Shares.

(b)  Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of MRP Shares as consideration for or as an inducement to the entering into by such holder of MRP Shares of any waiver or amendment of any of the terms and provisions hereof or of the Supplement unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of MRP Shares then outstanding even if such holder of MRP Shares did not consent to such waiver or amendment.

(c)  Consent in Contemplation of Transfer. Any consent given pursuant to this Section 17 by a holder of any MRP Share that has transferred or has agreed to transfer its MRP Share to (i) the Company, (ii) any Affiliate or (iii) any other Person in connection with, or in anticipation of, such other Person acquiring, making a tender offer for or merging with the Company and/or any of its Affiliates, in each case in connection with such consent, shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of MRP Shares that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.

Section 17.3. Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of MRP Shares and is binding upon them and upon each future holder of any MRP Shares and upon the Company without regard to whether such certificates representing MRP Shares have been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and any holder of any MRP Shares and no delay in exercising any rights hereunder, under the Supplement or under any MRP Shares shall operate as a waiver of any rights of the Company or holder of such MRP Shares. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

Section 17.4. MRP Shares Held by Company, Etc. Solely for the purpose of determining whether the holders of all or the requisite percentage of the aggregate number of MRP Shares then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Supplement, or have directed the taking of any action provided herein or therein to be taken upon the direction of the holders of all or a specified percentage of the aggregate number of MRP Shares then outstanding, MRP Shares directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

Section 18. Notices.

Except to the extent otherwise provided in Section 7.4, all notices and communications provided for hereunder shall be in writing and sent (a) by registered or certified mail with return receipt requested or express or priority mail with online tracking service available (postage prepaid), (b) by fax if the recipient has provided a fax number in its notice details (provided that a copy of such sent fax is kept on file, whether electronically or otherwise, by the sending party and the sending party does not receive an automatically generated message that such fax could not be delivered to its recipient), (c) by an nationally recognized commercial delivery service (charges prepaid) or (d) by e-mail if the recipient has provided an e-mail address in its notice details (provided that a copy of such sent e-mail is kept on file, whether electronically or otherwise, by the sending party and the sending party does not receive an automatically generated message from the recipient’s e-mail server that such e-mail could not be delivered to its recipient). Any such notice must be sent:

(i)  if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in the Purchaser Schedule, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,

(ii)  if to any other holder of any MRP Share, to such holder at such address as such other holder shall have specified to the Company in writing, or

(iii)  if to the Company, to the Company at its address set forth at the beginning hereof to the attention of General Counsel, 980 Hammond Drive, Suite 200, Atlanta, GA 30328, with a copy to Head of Operations, 980 Hammond Drive, Suite 200, Atlanta, GA 30328, or at such other address as the Company shall have specified to the holder of each MRP Share in writing.

Notices under this Section 18 will be deemed given only when actually received.

Section 19. Reproduction of Documents.

This Agreement and all documents relating thereto, including (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the MRP Shares themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, electronic copy or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of MRP Shares from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

Section 20. Confidential Information.

For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company in connection with the transactions contemplated by or otherwise pursuant to this Agreement or the Supplement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its affiliates and its and its affiliates’ respective directors, officers, employees (legal or contractual), agents, partners, attorneys, trustees, limited partners and investors (to the extent such disclosure reasonably relates to the administration of the investment represented by its MRP Shares or portfolio management), (ii) its auditors, consultants, service providers, financial advisors, investment managers, investment advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with this Section 20, (iii) any other holder of any MRP Shares, (iv) if the holder of a MRP Shares is a trust or fund, to the beneficiaries or beneficial owners of such trust or fund, (v) any Institutional Investor to which it transfers or pledges or offers to transfer or pledge such MRP Shares or any part thereof or any participation therein and any beneficiary, agent, custodian or trustee in connection therewith (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20) and, in each case, any such Person shall have the same rights and obligations with respect to such Confidential Information as the Purchasers have under this Section 20, (vi) any Person from which it offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (vii) any federal, state or other regulatory authority having jurisdiction over such Purchaser, any recipient of Confidential Information under this Section 20, or in each case, its portfolio or any transactions relating thereto, (viii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency, or (ix) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser or its investment managers or investment advisors or to its investment portfolio or any transactions relating thereto (x) in response to any subpoena or other legal process, (y) in connection with any litigation, arbitration or dispute resolution process to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s MRP Shares, or this Agreement or the Supplement. Each holder of MRP Shares, by its acceptance of a MRP Share, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a MRP Share of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying this Section 20.

In the event that as a condition to receiving access to information relating to the Company or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement or the Supplement, any Purchaser or holder of a MRP Share is required to agree to a confidentiality undertaking (whether through Intralinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 20, this Section 20 shall not be amended thereby and, as between such Purchaser or such holder and the Company, this Section 20 shall supersede any such other confidentiality undertaking.

Section 21. Substitution of Purchaser; Substitution Consent.

Section 21.1. Substitution of Purchaser . Each Purchaser shall have the right to substitute any one of its Affiliates or another Purchaser or any one of such other Purchaser’s Affiliates (a “Substitute Purchaser”) as the purchaser of the MRP Shares that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Substitute Purchaser, shall contain such Substitute Purchaser’s agreement to be bound by this Agreement and shall contain a confirmation by such Substitute Purchaser of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Substitute Purchaser in lieu of such original Purchaser. In the event that such Substitute Purchaser is so substituted as a Purchaser hereunder and such Substitute Purchaser thereafter transfers to such original Purchaser all of the MRP Shares then held by such Substitute Purchaser, upon receipt by the Company of notice of such transfer, any reference to such Substitute Purchaser as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Substitute Purchaser, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the MRP Shares under this Agreement.

Section 21.2. Consent. Notwithstanding anything to the contrary herein, no Purchaser shall substitute any Substitute Purchaser as the purchaser of the MRP Shares or make any other transfer of the MRP Shares to any other transferee without the prior written consent of the Company which will not be unreasonably withheld or delayed if the source of funds to be used by a proposed Substitute Purchaser or other transferee to purchase any MRP Shares is a source which qualifies under clause (c) or (g) of Section 6.2 hereof; provided, however, if such Affiliate or other transferee is able to make the representation set forth in Section 6.2(c) without making any disclosure to the Company in writing, the prior written consent of the Company to such substitution or transfer shall not be required.

Section 22. Miscellaneous.

Section 22.1. Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including any subsequent holder of MRP Shares) whether so expressed or not, except that the Company may not assign or otherwise transfer any of its rights or obligations hereunder or under the MRP Shares without the prior written consent of each holder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 22.2. Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP. For purposes of determining compliance with the financial covenants contained in this Agreement or the Supplement, any election by the Company to measure any financial liability using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 – Fair Value Option, International Accounting Standard 39 – Financial Instruments: Recognition and Measurement or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

Section 22.3. Appointment of Initial MRP Shares Trustees. The Company and each of the Purchasers acknowledge and agree that, as of the date hereof, each of Ira Cohen and Cheryl Pate are currently duly elected trustees of the Company and designated by the Board of Trustees of the Company to serve as trustees for election by the holders of the Preferred Shares of the Company (including the MRP Shares) pursuant to Section 4(a) of the Supplement.

Section 22.4. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 22.5. Construction. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Defined terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) and, for purposes of the MRP Shares, shall also include any such MRP Shares issued in substitution therefor pursuant to Section 13, (b) subject to Section 22.1, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Agreement, and (e)  any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

Section 22.6. Counterparts; Electronic Contracting. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. The parties agree to electronic contracting and electronic signatures with respect to this Agreement and the other related documents (other than the MRP Shares). Delivery of an electronic signature to, or a signed copy of, this Agreement and such other related documents (other than the MRP Shares) by facsimile, email or other electronic transmission shall be fully binding on the parties to the same extent as the delivery of the signed originals and shall be admissible into evidence for all purposes. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and such other documents (other than the MRP Shares) shall be deemed to include electronic signatures, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Notwithstanding the foregoing, if any Purchaser shall request manually signed counterpart signatures to this Agreement or any such other related document, the Company hereby agrees to use its reasonable endeavors to provide such manually signed signature pages as soon as reasonably practicable (but in any event within thirty (30) days after such request or such longer period as the requesting Purchaser and the Company may mutually agree).

Section 22.7. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 22.8. Jurisdiction and Process; Waiver of Jury Trial. (a) The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the MRP Shares. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)  The Company agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 22.8(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.

(c)  The Company consents to process being served by or on behalf of any holder of MRP Shares in any suit, action or proceeding of the nature referred to in Section 22.8(a) by mailing a copy thereof by registered, certified priority or express mail (or any substantially similar form of mail), with on-line tracking service available, postage prepaid, return receipt or delivery confirmation requested, or delivering a copy thereof in the manner for delivery of notices specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section. The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt or on-line confirmation of delivery furnished by the United States Postal Service or any reputable commercial delivery service.

(d)  Nothing in this Section 22.8 shall affect the right of any holder of MRP Shares to serve process in any manner permitted by law, or limit any right that the holders of any of the MRP Shares may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(e)  The parties hereto hereby waive trial by jury in any action brought on or with respect to this agreement, the mrp shares or any other document executed in connection herewith or therewith.

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

Angel Oak Financial Strategies Income Term Trust

By:	s/ Nilesh Likhite
Name: Nilesh Likhite
Title: Treasurer

Angel Oak Financial Strategies Income Term Trust

Securities Purchase Agreement

This Agreement is hereby accepted and agreed to as of the date hereof.

Metropolitan Tower Life Insurance Company

By:	MetLife Investment Management, LLC, Its Investment Manager

By:
Name: William Gardner
Title: Authorized Signatory

Metropolitan Life Insurance Company

By:	MetLife Investment Management, LLC, Its Investment Manager

By:
Name: William Gardner
Title: Authorized Signatory

Metropolitan General Insurance Company

By:	MetLife Investment Management, LLC, Its Investment Manager

By:
Name: William Gardner
Title: Authorized Signatory

Angel Oak Financial Strategies Income Term Trust

Securities Purchase Agreement

Schedule A

Defined Terms

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Agreement” means this Securities Purchase Agreement, including all Schedules and Exhibits attached hereto.

“Anti-Corruption Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.

“Anti-Money Laundering Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.

“Blocked Person” means (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (b) a Canada Blocked Person, (c) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under U.S. Economic Sanctions Laws or (d) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (a), (b) or (c).

“Business Day” means a day on which the New York Stock Exchange is open for trading and which is not a Saturday, Sunday or a day on which commercial banks in New York, New York or Atlanta, Georgia are required or authorized to be closed.

“Canada Blocked Person” means (i) a “terrorist group” as defined for the purposes of Part II.1 of the Criminal Code (Canada), as amended or (ii) a Person identified in or pursuant to (w) Part II.1 of the Criminal Code (Canada), as amended or (x) the Proceeds of Crime (Money Laundering) and Terrorist Finance Act, as amended or (y) the Justice for Victims of Corrupt Foreign Officials Act (Sergei Magnitsky Law), as amended or (z) regulations or orders promulgated pursuant to the Special Economic Measures Act (Canada), as amended, the United Nations Act (Canada), as amended, or the Freezing Assets of Corrupt Foreign Officials Act (Canada), as amended, in any case pursuant to this clause (ii) as a Person in respect of whose property or benefit a holder of MRP Shares would be prohibited from entering into or facilitating a related financial transaction.

Schedule A

(to Securities Purchase Agreement)

“Canadian Economic Sanctions Laws” means those laws, including enabling legislation, orders-in-council or other regulations administered and enforced by Canada or a political subdivision of Canada pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including Part II.1 of the Criminal Code (Canada), as amended, the Special Economic Measures Act (Canada), as amended, the Proceeds of Crime (Money Laundering) and Terrorist Finance Act, as amended, the Justice for Victims of Corrupt Foreign Officials Act (Sergei Magnitsky Law), as amended, the United Nations Act (Canada), as amended, the Export and Import Permits Act (Canada), as amended, and the Freezing Assets of Corrupt Foreign Officials Act (Canada), as amended, and including all regulations promulgated under any of the foregoing, or any other similar sanctions program or action.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Closing” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Common Shares” shall mean and include any share of any class or series of capital stock or beneficial interests of a corporation or statutory trust, the right of which to share in distributions of either income or realized capital gain of such corporation or statutory trust is without limit as to any amount or percentage as and to the extent no amounts payable on or in respect of such Common Shares and no rights arising in connection therewith have preference over any other Common Shares upon dissolution, liquidation or winding-up of such corporation or statutory trust.

“Company” is defined in the first paragraph of this Agreement.

“Confidential Information” is defined in Section 20.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled” and “Controlling” shall have meanings correlative to the foregoing.

“Controlled Entity” means (a) any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates and (b) if the Company has a parent company, such parent company and its Controlled Affiliates.

“Custody Agreement” means that certain Amended and Restated Custody Agreement dated as of April 1, 2021 by and between, inter alios, the Company and U.S. Bank National Association, as amended through the Amendment dated as of September 23, 2025.

“Declaration of Trust” is defined in Section 1.

“Default” means the failure by the Company in its performance or compliance with any covenant or agreement hereunder or under the Supplement.

“Disclosure Documents” is defined in Section 5.3.

“Economic Sanctions Laws” means U.S. Economic Sanctions Laws or Canadian Economic Sanctions Laws.

“EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval System or any successor SEC electronic filing system for such purposes.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under Section 414 of the Code.

“Event of Default” is defined in Section 11.

“FATCA” means (a) sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), together with any current or future regulations or official interpretations thereof, (b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States of America and any other jurisdiction, which (in either case) facilitates the implementation of the foregoing clause (a), and (c) any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Form 10-K” is defined in Section 7.1(b).

“Form 10-Q” is defined in Section 7.1(a).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” means:

(a)  the government of (i) the United States of America or any state or other political subdivision thereof, or (ii) any other jurisdiction in which the Company conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company, or

(b)  any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including obligations incurred through an agreement, contingent or otherwise, by such Person:

(a)  to purchase such indebtedness or obligation or any property constituting security therefor;

(b)  to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(c)  to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(d)  otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Hazardous Materials” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law, including asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“holder” means, with respect to any MRP Share, the Person in whose name such MRP Share is registered in the MRPS Register maintained by the Company pursuant to Section 13.1, provided, however, that if such Person is a nominee, then for the purposes of Sections 7, 12, 15.1, 15.2, 17.2 and 18 and any related definitions in this Schedule A (including the definition of “Institutional Investor”), “holder” shall mean the beneficial owner of such MRP Share whose name and address appears in such register.

“Holder Forms” means any forms required to be filed by a holder of MRP Shares pursuant to (i) the SEC pursuant to the Securities Exchange Act of 1934, (ii) the 1940 Act or (iii) as required by the Federal Reserve Board.

“INHAM Exemption” is defined in Section 6.2(e).

“Indebtedness” with respect to any Person means, at any time, without duplication,

(a)  its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Shares;

(b)  its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c)  (i) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases and (ii) all liabilities which would appear on its balance sheet in accordance with GAAP in respect of Synthetic Leases assuming such Synthetic Leases were accounted for as Capital Leases;

(d)  all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(e)  all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

(f)  the aggregate Swap Termination Value of all Swap Contracts of such Person; and

(g)  any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

“Institutional Investor” means (a) any Purchaser of MRP Shares, (b) any holder of MRP Shares holding (together with one or more of its affiliates) more than 5% of the aggregate principal amount of the MRP Shares then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, (d) any Related Fund of any holder of any MRP Shares and (e) any trust or fund whose beneficiaries or beneficial owners are Institutional Investors described in the foregoing clauses (a) through (d) hereof.

“Kroll” means Kroll Bond Rating Agency, LLC.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of shares, shareholder agreements, voting trust agreements and all similar arrangements).

“Make-Whole Amount” is defined in the Supplement.

“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Company.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company taken as a whole, (b) the ability of the Company to perform its obligations under this Agreement, the Supplement and the MRP Shares, or (C) the validity or enforceability of this Agreement, the Supplement or the MRP Shares.

“MRP Liquidation Preference Amount” means, with respect to the MRP Shares, the liquidation preference of $25.00 per share.

“MRP Shares” is defined in Section 1.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA).

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“1940 Act” means the Investment Company Act of 1940, and the rules and regulations promulgated thereunder and all exemptive relief, if any, obtained by the Company thereunder, as the same may be amended from time to time.

“Non-U.S. Plan” means any plan, fund or other similar program that (a) is established or maintained outside the United States of America by the Company primarily for the benefit of employees of the Company residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) is not subject to ERISA or the Code.

“NRSRO” means any of DBRS, Inc., Fitch Ratings, Inc., Kroll Bond Rating Agency, Inc., Moody’s Investors Service, Inc. or S&P Global Ratings, a division of S&P Global, or any of their successors at law.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or governmental authority.

“Plan” means an “employee benefit plan” (as defined in Section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Preferred Shares” means any class of capital stock or beneficial interests of a Person that is preferred over any other class of capital stock or beneficial interests (or similar equity interests) of such Person as to the payment of dividends, distributions or the payment of any amount upon liquidation or dissolution of such Person.

“Presentation” is defined in Section 5.3.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“PTE” is defined in Section 6.2(a).

“Purchaser” or “Purchasers” means each of the purchasers that has executed and delivered this Agreement to the Company and such Purchaser’s successors and assigns (so long as any such assignment complies with Section 13.2), provided, however, that any Purchaser of MRP Shares that ceases to be the registered holder or a beneficial owner (through a nominee) of such MRP Shares as the result of a transfer thereof pursuant to Section 13.2 shall cease to be included within the meaning of “Purchaser” of such MRP Shares for the purposes of this Agreement upon such transfer.

“Purchaser Schedule” means the Purchaser Schedule to this Agreement listing the Purchasers of the MRP Shares and including their notice and payment information.

“QPAM Exemption” is defined in Section 6.2(d).

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Related Fund” means, with respect to any holder of any MRP Shares, any fund or entity that (a) invests in Securities or bank loans, and (b) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Required Holders” means at any time on or after the Closing, the holders of at least 51% in aggregate MRP Liquidation Preference Amounts of the MRP Shares at the time outstanding (exclusive of MRP Shares then owned by the Company or any of its Affiliates)

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“SEC” means the Securities and Exchange Commission of the United States of America.

“Securities” or “Security” shall have the meaning specified in Section 2(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

“Series” shall refer to any series of MRP Shares issued under this Agreement.

“Source” is defined in Section 6.2.

“State Sanctions List” means a list that is adopted by any state Governmental Authority within the United States of America pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under Economic Sanctions Laws.

“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors or trustees (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Substitute Purchaser” is defined in Section 21.

“Supplement” is defined in Section 1.

“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.

“Swap Contract” means (a) any and all interest rate swap transactions, basis swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward foreign exchange transactions, cap transactions, floor transactions, currency options, spot contracts or any other similar transactions or any of the foregoing (including any options to enter into any of the foregoing), and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any International Foreign Exchange Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amounts(s) determined as the mark-to-market values(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

“Synthetic Lease” means, at any time, any lease (including leases that may be terminated by the lessee at any time) of any property (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“Total Assets” shall mean the aggregate amount of all assets of the Company determined in accordance with GAAP applicable to the Company.

“2026 Note Purchase Agreement” means that certain Note Purchase Agreement among the Company and the purchasers set forth in Schedule A thereto dated May 22, 2026.

“2026 Notes” means those certain $40,000,000 5.364% Series C Senior Unsecured Notes due July 8, 2030, issued pursuant to the 2026 Note Purchase Agreement.

“United States Person” has the meaning set forth in Section 7701(a)(30) of the Code.

“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 and the rules and regulations promulgated thereunder from time to time in effect.

“U.S. Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.

Schedule 4.4(a)

Form of Opinion of Special Counsel for the Company

[Omitted]

Schedule 4.4(a)

(to Securities Purchase Agreement)

Schedule 4.4(b)

Form of Opinion of Special Counsel for the Purchasers

[To Be Provided on a Case by Case Basis]

Schedule 4.4(b)

(to Securities Purchase Agreement)

Schedule 5.3

Disclosure Materials

Cover Letter posted April 22, 2026

Investor Presentation posted April 2026

Private Placement Memorandum dated April 2026

Supporting Fund Documents including Bylaws, Declaration of Trust, Prospectus and SAI dated 11/2024, Prospectus Supplement dated 4/2025, 2026 Financials Outlook, Post Effective Exhibit Amendments dated 2/2026, Audit Committee Charter, Semi-Annual Reports dated 7/31/2024 and 7/31/2025, FINS Fact Sheet dated 3/31/2026, Nominating and Governance Committee Charter and FINS Q4 2025 Update.

Schedule 5.3

(to Securities Purchase Agreement)

Schedule 5.5

Financial Statements

Quarterly financial statements dated January 31, 2022, April 30, 2022, July 31, 2022, October 31, 2022, January 31, 2023, April 30, 2023, July 31, 2023, October 31, 2023, January 31, 2024, April 30, 2024, July 31, 2024, October 31, 2024, January 31, 2025, July 31, 2025 and October 31, 2025.

Schedule 5.5

(to Securities Purchase Agreement)

Schedule 5.15

Existing Indebtedness

The Company’s registration statement provides that it may not incur indebtedness (or other forms of leverage) in excess of 40% of the Company’s Managed Assets (at the time of borrowing). This limit is lower than the statutory limit under the 1940 Act.

Repo:

Tenor	Notional	Borrowing	Cost
1M	87,300,000	48,459,000	4.81%
3M	26,937,000	14,893,000	5.13%
Long Term	22,026,000	12,163,000	5.14%
Total Repo Borrowing	136,263,000	75,515,000	4.93%

Senior Notes:

Tenor	Borrowing	Cost
5Y Fixed	40,000,000	2.35%
7Y Fixed	45,000,000	2.80%
Total Senior Notes Borrowing	85,000,000	2.59%

Schedule 5.15

(to Securities Purchase Agreement)

Schedule 5.19

Shares of Beneficial Interests

Common Shares	Common Shares as of May 4, 2026
33,416,851(authorized)

Preferred Shares	Additional Preferred Shares as of May 22, 2026
Series A	2,000,000 (authorized)

The Company has not established any liens on its capital stock as of the date hereof.

Schedule 5.19

(to Securities Purchase Agreement)

Exhibit 1

Form of Supplement

[Omitted]

Exhibit 1

(to Securities Purchase Agreement)

Exhibit 1

Form of Series A Share Certificate

[omitted]

1-B-3

Exhibit 2

Form of Certificate Representing Series A MRP Shares

[Omitted]

Exhibit 2

(to Securities Purchase Agreement)

Exhibit 13.1

Legend

THE MRP SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE OR FOREIGN JURISDICTION AND MAY NOT BE TRANSFERRED OR RESOLD UNLESS REGISTERED UNDER THE SECURITIES ACT AND ALL APPLICABLE STATE OR FOREIGN SECURITIES LAWS UNLESS AN EXEMPTION FROM THE REQUIREMENT FOR SUCH REGISTRATION IS AVAILABLE.

Exhibit 13.1

(to Securities Purchase Agreement)